Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Theodore S. Green, Chairman & Co-CEO or Malcolm Bird, Co-CEO (212) 289-6942
TM ENTERTAINMENT AND MEDIA, INC.
COMMON STOCK AND WARRANTS TO TRADE SEPARATELY ON NOVEMBER 15, 2007
     New York, New York, November 14, 2007 — TM Entertainment and Media, Inc. (AMEX: TMI.U) (the “Company”) announced today that Pali Capital, Inc., the representative of the underwriters for its initial public offering of units consummated on October 23, 2007, has notified it that commencing on November 15, 2007, the holders of the Company’s units may separately trade the common stock and warrants included in such units. The symbols for the common stock, warrants and units are TMI, TMI.WS and TMI.U, respectively.
     The Company is a blank check company recently formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an unidentified operating business. The Company is focused on identifying a prospective foreign or domestic target business combination in the entertainment, media, digital or communications industries. The Company’s office is at 307 East 87th Street, New York, NY 10128.
     Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of Company to satisfy the conditions to completion of the business combination and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.